Exhibit 99.1

News Release

Chris Taylor
+1 408-367-5231
chris_taylor@sonic.com

Sonic Completes DivX Acquisition
Combination Will Accelerate Industry Transition to Online Video Delivery

Novato, CA (October 8, 2010) — Sonic Solutions® (NASDAQ: SNIC) today announced that it has completed the acquisition of DivX, Inc., based in San Diego, California. The addition of DivX® brings widely deployed digital media technologies, an embedded CE footprint of over 300 million devices, a strong consumer brand, and a global market presence to Sonic’s expanding position as the leading supplier of services and technologies for the distribution of premium video content over the Internet.

“The acquisition of DivX accelerates our vision to make accessing entertainment over the Internet directly from home and mobile devices as pervasive as physical disc consumption is today,” said David Habiger, President and CEO of the combined company. “With DivX, we instantly add hundreds of millions of consumer electronics devices to our footprint; make it faster and more efficient for device manufacturers, retailers, and Studios to launch digital services; and increase our global reach, particularly in the European market.”

As the world’s foremost developer and supplier of professional DVD and Blu-ray authoring systems, Sonic has worked with Hollywood for more than a decade to bring movies to consumers. Sonic’s Roxio® division leads the industry for consumer media creation and management applications with hundreds of millions of units shipped. Sonic’s RoxioNow™ division develops and licenses a universal “over-the-top” video platform for retailers, Hollywood Studios, consumer electronics manufacturers, and PC OEMs to offer movies and TV shows over the internet. Major retailers – Best Buy, Blockbuster, Sears/Kmart, Cineplex Entertainment, HP, Dell and many others – today license RoxioNow to power online video stores, while CE companies – Fujitsu, Funai Electric, LG, Panasonic, Pioneer, Samsung, Sony, and others – embed the RoxioNow platform in over 350 product models.

The acquisition of DivX brings Sonic a vast installed base of CE devices, all of which ship with Digital Rights Management (DRM) for the secure playback of Hollywood movies even when not connected to the Internet. DivX’s DRM, an important ingredient for the secure distribution of copyrighted video content, has been approved by major Hollywood Studios. DivX’s H.264 video encoding tools serve as the de-facto standard for a wide variety of premium content stored in “the cloud” for delivery over the internet. Finally, DivX’s strong global presence and recognized brand will speed Sonic’s expansion into more geographical markets.

“Our strategy is to deliver all the backend pieces that make it easy for Studios, retailers, and device manufacturers to offer over-the-top, premium entertainment experiences,” said Mark Ely, newly appointed, President, Strategy, Sonic Solutions. “We are the only company that has a true ‘plug and play’ solution for partners interested in putting custom-media storefronts on connected consumer electronics. The addition of DivX increases our capacity and capabilities, provides a solution for non-connected devices, and brings us even closer to satisfying consumers’ desire to have their Hollywood entertainment wherever, whenever, and however they want.”

Sonic Completes DivX Acquisition

“DivX and Sonic are a tremendous fit,” said Tim Bajarin, Principal Analyst, Creative Strategies, Inc. “For CE, PC and mobile manufacturers, the Sonic-DivX combination means that they can license a single solution which can be used to deploy multiple content stores rapidly across an expanding ecosystem of devices. For retailers, it means that they can more easily create their own branded stores and rely on Sonic to provide all the under-the-hood technology. And, for the content community, Sonic plus DivX helps them directly connect to consumers.” “Our partners have responded very positively to the news of the union between Sonic and DivX,” said Matt Milne, Executive Vice President and General Manager, DivX. “Moving forward, the combination of the installed base of DivX Certified products and the industry-leading RoxioNow content platform will greatly enhance the services and support we can offer partners, as well as expand the choices consumers have for the consumption of high-quality digital entertainment.”

The shareholders of both Sonic and DivX separately approved the merger that was previously announced by the two companies on June 2 of this year.

About Sonic Solutions
Sonic Solutions® (NASDAQ: SNIC) enables digital media from Hollywood to home. For more than a decade, Sonic product, service, and technology brands including Roxio®, RoxioNow™, DivX®, and MainConcept, have fueled home entertainment, powered rich digital media functionality on a range of platforms for a variety of partners, and inspired unique personal media experiences for hundreds of millions of consumers. Sonic technologies are now combining to deliver a universal platform for Hollywood Studios, retailers, consumer electronics manufacturers, and PC OEMs that provides consumers instant access to premium entertainment from virtually anywhere. Sonic Solutions is headquartered in Marin County, California. Learn more at www.sonic.com.

Forward Looking Statements
This release may contain forward-looking statements that are based upon current expectations, including the expected effects of the merger on the combined operations and financial results of Sonic Solutions and DivX and other matters related to the merger as well as the launch, distribution, and market acceptance of Sonic’s applications, technologies and services.  Actual results could differ materially from those projected in the forward-looking statements as a result of various risks and uncertainties, including those discussed in Sonic Solutions' and DivX’s annual and quarterly reports filed by Sonic Solutions and DivX with the Securities and Exchange Commission (the “SEC”). This press release should be read in conjunction with most recent annual reports on Forms 10-K, Form 10-Q and other reports filed by Sonic Solutions and DivX with the SEC, which contain more detailed discussion of the businesses and risks of Sonic Solutions and DivX including risks and uncertainties that may affect future results.  Neither Sonic Solutions nor DivX undertakes to update any forward-looking statements as of Sonic Solutions and DivX except as required by law.

Sonic, the Sonic logo, Sonic Solutions, Roxio, RoxioNow, DivX and Hollywood to Home, are trademarks or registered trademarks owned by Sonic Solutions in the United States and/or other countries. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic Solutions under license.